Exhibit 10.10.6

DECRANE AIRCRAFT HOLDINGS, INC.

THIRD AMENDMENT
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of March 31, 2003 and entered into by and among DeCrane Aircraft Holdings, Inc., a Delaware corporation (“Company”), the financial institutions listed on the signature pages hereof (“Lenders”), Credit Suisse First Boston (successor to DLJ Capital Funding, Inc.), as syndication agent for Lenders (“Syndication Agent”), and Bank One, NA, as administrative agent for Lenders (“Administrative Agent”), and is made with reference to that certain Third Amended and Restated Credit Agreement, dated as of May 11, 2000, as amended by a First Amendment to Third Amended and Restated Credit Agreement, dated as of June 30, 2000, and as further amended by an Increased Commitments Agreement to Third Amended and Restated Credit Agreement, dated as of April 27, 2001 and as further amended by a Second Amendment to Third Amended and Restated Credit Agreement dated as of March 19, 2002 (the “Credit Agreement”), by and among Company, the lenders listed on the signature pages thereof, Syndication Agent and Administrative Agent.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Company and Lenders desire to amend the Credit Agreement to (i) consent to the appointment of a successor administrative agent, (ii) increase the interest rate margins applicable to the Loans, (iii) reduce the Revolving Loan Commitments to $40,000,000, (iv) modify the financial covenants in certain respects, (v) permit the sale of Company’s Specialty Avionics Group, (vi) permit the issuance of Indebtedness of up to $100,000,000 and the repurchase of Senior Subordinated Notes of up to $20,000,000, and (vii) make certain other amendments as set forth below:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                                          AMENDMENTS TO THE CREDIT AGREEMENT

1.1                               Amendments to Section 1: Definitions

A.                                   Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“First Lien Leverage Ratio” means, as of any date, the ratio of (a) Net Senior Debt minus Permitted Indebtedness as of the last day of a Fiscal Quarter to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of such Fiscal Quarter.

“Holders of Permitted Indebtedness” means the holders from time to time of any Permitted Indebtedness issued by Company and their representatives.

“Intercreditor Agreement” means an intercreditor agreement among Syndication Agent and the Holders of Permitted Indebtedness, which shall be satisfactory in form and substance to Syndication Agent and which shall provide, among other things, that (i) no Holder of Permitted Indebtedness may take any enforcement action in respect of the Permitted Indebtedness or the Collateral, or any portion thereof, unless the Obligations have been paid in full in cash, all Letters of Credit have expired or been surrendered to Issuing Lender or cash collateralized in a manner satisfactory to Syndication Agent and the Revolving Loan Commitments have been terminated; (ii) no payment may be made in respect of such Permitted Indebtedness on and after the date that the Holders of Permitted Indebtedness have been notified in writing by Syndication Agent that an Event of Default pursuant to subsection 8.1 hereof has occurred and is continuing; (iii) Syndication Agent and Requisite Lenders may consent to any sale of assets and to the release of Liens in respect of the Collateral without consent of the Holders of Permitted Indebtedness; (iv) Syndication Agent and Requisite Lenders may consent to the use of cash collateral and provide financing in any voluntary or involuntary bankruptcy or insolvency proceeding in respect of Company or any Subsidiary on terms acceptable to them, without consent of the Holders of Permitted Indebtedness; (v) the Holders of Permitted Indebtedness may not initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Obligations or any Liens securing the payment of the Obligations; (vi) the Liens securing the Permitted Indebtedness shall be subordinated to the Liens securing the Obligations for all purposes; (vii) proceeds of the sale or other disposition of the Collateral (pursuant to permitted asset sales, foreclosure or otherwise) shall be applied in accordance with the terms of this Agreement or as otherwise consented to by Syndication Agent and Requisite Lenders, without in any case the consent of, or any accounting to, the Holders of Permitted Indebtedness; and (viii) no amendments or changes to the documents evidencing the Permitted Indebtedness shall be effective if the effect of such amendment or change is to increase the interest rate on such Permitted Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or change any collateral therefor (other than to release such collateral) or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder to the detriment of Lenders or to confer any additional rights on the Holders of Permitted Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Lenders, without the consent of Requisite Lenders.

“Permitted Indebtedness”  means up to $100,000,000 in aggregate principal amount of Indebtedness, which (a) shall (i) provide for no scheduled redemptions, prepayments, sinking fund installment payments or maturities prior to June 30, 2007 and (ii) not bear cash interest in excess of 12% per annum, (b) may be secured by Liens on all or a portion of the Collateral, as evidenced by an Intercreditor Agreement, and (c) shall be issued pursuant to documentation containing covenants, defaults, remedies and other material terms in form and substance satisfactory to Syndication Agent.

“Rating Downgrade Period” means any period during which the rating with respect to the Loans established by S&P is “CCC+” or lower, or in which the rating established by Moody’s is “Caa1” or lower, or during which either S&P or Moody’s does not provide a rating with respect to the Loans.

“Refurbishment Project” means capital expenditures directly related to the acquisition of facilities, equipment, tooling and startup of a refurbishment business activity to corporate, VIP and head of state aircraft.

 “SAG Stock Purchase Agreement” means the agreement between Odyssey Investment Partners LLC or its affiliates and Company dated as of March 14, 2003, pursuant to which Specialty Avionics Group is to be sold, as amended to the date of effectiveness of the Third Amendment to this Agreement.

“SAG Sale” means the sale of all of the capital stock (or other equity interests) of the Subsidiaries constituting the Specialty Avionics Group or the sale of all of the assets of such Subsidiaries to Odyssey Investment Partners LLC or its affiliates pursuant to the SAG Stock Purchase Agreement.

“Specialty Avionics Group” means the specialty avionics business of Company that is conducted by Avtech, Aerospace Display Systems, LLC and Tri-Star Electronics International, Inc.

“Subdebt Reduction Event” means the first issuance after April 1, 2003 of Permitted Indebtedness in a principal amount equal to or greater than $50 million.

B.                                     Subsection 1.1 of the Credit Agreement is hereby amended by adding an “and” and the following at the end of the definition of “Permitted Acquisition”:

“(iii) equity Securities of Parent issued as consideration with respect to any acquisition consummated after April 1, 2003 shall be excluded from any such calculation on any date.

Notwithstanding the foregoing, no acquisition otherwise permitted hereby by Company or a Subsidiary shall be a Permitted Acquisition if any consideration therefor consists of any Cash, Indebtedness or other assets other than equity securities of Parent or Earn-outs unless, after giving effect to such transaction, (A) the First Lien Leverage Ratio is equal to or less than 2.5x for the four Fiscal Quarter period for which financial statements have been delivered pursuant to subsection 6.1 ending immediately prior to the date of closing of such acquisition, as evidenced by an Officer’s Certificate of Company delivered on such date of closing to Syndication Agent showing the calculations therefor and (B) on the date of closing of such acquisition, the difference between the aggregate Revolving Commitments and the Total Utilization of Revolving Loan Commitments is at least $15,000,000.”

1.2                               Amendments to Section 2: Amounts and Terms of Commitments and Loans

A.                                    Subsection 2.1A(iii) of the Credit Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding the foregoing, the aggregate amount of the Revolving Loan Commitments is $40,000,000; provided that the aggregate amount of the Revolving Loan Commitments shall be reduced to $35,000,000 upon the Subdebt Reduction Event.”

B.                                    Subsection 2.2A(i) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(i)                               (a)                                  Subject to the provisions of subsection 2.2E, the Tranche A Term Loans and the Revolving Loans shall bear interest from March 31, 2003 through maturity as follows:

(1)                                                       if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio as set forth in the most recent Margin Determination Certificate delivered pursuant to subsection 6.1(iv); or

(2)                                                       if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate for the Interest Period applicable to such Loan plus the Eurodollar Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio as set forth in the most recent Margin Determination Certificate delivered pursuant to subsection 6.1(iv):

Consolidated Leverage Ratio	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin

Greater than or equal to 5.00:1.00	5.25%	4.00%

Greater than or equal to 4.50:1.00 but less than 5.00:1.00	5.00%	3.75%

Greater than or equal to 4.00:1.00 but less than 4.50:1.00	4.75%	3.50%

Greater than or equal to 3.50:1.00 but less than 4.00:1.00	4.25%	3.00%

Greater than or equal to 3.00:1.00 but less than 3.50:1.00	4.00%	2.75%

Less than 3.00:1.00	3.50%	2.25%

provided that (i) during a Rating Downgrade Period each of the applicable margins provided in the above table shall be increased by 0.5% and (ii) upon the Subdebt Reduction Event each of the applicable margins provided in the above table shall be decreased by 0.5%;

Changes in the applicable margin for Tranche A Term Loans and Revolving Loans resulting from a change in the Consolidated Leverage Ratio shall become effective as provided in subsection 2.3C.

If at any time a Margin Determination Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Margin Determination Certificate was required to be delivered until delivery of such Margin Determination Certificate, such applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(b)                                 Subject to the provisions of subsection 2.2E, the Tranche B Term Loans shall bear interest from March 31, 2003 through maturity as follows:

(1)                                  if a Base Rate Loan, then at the sum of the Base Rate plus 4.25% per annum; provided that during a Rating Downgrade Period, such margin shall be increased by 0.5% per annum and if the Subdebt Reduction Event occurs, such margin shall be decreased by 0.5%; or

(2)                                  if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate for the Interest Period applicable for such Loan plus 5.50% per annum; provided that during a Rating Downgrade Period, such margin shall be increased by 0.5% per annum and if the Subdebt Reduction Event occurs, such margin shall be decreased by 0.5%.

(c)                                  Subject to the provisions of subsection 2.2E, the Tranche D Term Loans shall bear interest from March 31, 2003 through maturity as follows:

(1)                                  if a Base Rate Loan, then at the sum of the Base Rate plus 4.75% per annum; provided that during a Rating Downgrade Period, such margin shall be increased by 0.5% per annum and if the Subdebt Reduction Event occurs, such margin shall be decreased by 0.5%; or

(2)                                  if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate for the Interest Period applicable to such

Loan plus 6.00% per annum; provided that during a Rating Downgrade Period, such margin shall be increased by 0.5% per annum and if the Subdebt Reduction Event occurs, such margin shall be decreased by 0.5%.”

C.                                    Subsection 2.4B(iii)(a) of the Credit Agreement is hereby amended by adding at the end the following:

“provided that the Net Asset Sale Proceeds from the SAG Sale shall be applied to prepay the Loans as provided in subsection 2.4B(iv)(b) no later than the first Business Day following the receipt thereof.”

D.                                    Subsection 2.4B(iii)(c) of the Credit Agreement is hereby amended by adding at the end the following:

“provided further that, notwithstanding the foregoing, 50% of the Net Securities Proceeds from the issuance of any Permitted Indebtedness shall be applied to prepay the Loans as provided in subsection 2.4B(iv)(b) no later than the first Business Day following the receipt thereof.”

E.                                      Subsection 2.4B(iv)(b) of the Credit Agreement is hereby amended by adding at the end the following:

“provided that $4,000,000 of the Net Asset Sale Proceeds from the SAG Sale shall be applied to prepay the Revolving Loans, without a reduction in Revolving Loan Commitments, and the remaining balance of such Net Asset Sale Proceeds shall be applied to the prepayment of the Term Loans as provided in subsection 2.4B(iv)(c).”

1.3                               Amendment to Section 6:  Company’s Affirmative Covenants

Subsection 6.1 of the Credit Agreement is hereby amended by adding the following at the end of subsection 6.1(ii):

“provided that the report on Company’s consolidated financial statements by independent certified public accountants that is required to be delivered without Impermissible Qualification pursuant to this subsection 6.1(ii) within 105 days of the end of the Fiscal Year ended December 31, 2002 may be delivered by Company at any time on or prior to the thirtieth day following consummation of the SAG Sale;”

1.4.                            Amendments to Section 7:  Company’s Negative Covenants

A.                                    Subsection 7.1 of the Credit Agreement is hereby amended by adding an “and” and the following new clause (x) immediately after subsection 7.1(ix) as follows:

“(x)                             Company may become and remain liable with respect to Permitted Indebtedness; provided that Company causes an opinion of counsel in form and substance reasonably satisfactory to Administrative Agent to be delivered to

Administrative Agent to the effect that the incurrence and performance of the terms of such Permitted Indebtedness do not conflict with or violate the terms of this Agreement or the Senior Subordinated Note Indenture at or prior to the date such Permitted Indebtedness is incurred.”

B.                                    Subsection 7.2A of the Credit Agreement is hereby amended by adding an “and” and the following new clause (xi) immediately after subsection 7.2A(x) as follows:

“(xi)                          Liens securing Permitted Indebtedness, such Liens to be subject to an Intercreditor Agreement.”

C.                                    Subsection 7.2B of the Credit Agreement is hereby amended by adding immediately after the reference to the numeral “(viii)” the phrase “or (x)”.

D.                                    Subsection 7.5 of the Credit Agreement is hereby amended by adding an “and” and the following new clause (vii) immediately after subsection 7.5(vi) as follows:

“(vii)                     Company may purchase, redeem, or otherwise acquire or retire Subordinated Indebtedness in an amount up to but not exceeding $20 million with proceeds from the issuance of Subordinated Indebtedness permitted by subsection 7.1 or equity Securities of Company.”

E.                                      Subsection 7.6 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“7.6                        Financial Covenants.

“A.                             Minimum Fixed Charge Coverage Ratio.  Company shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2003, occurring during any period set forth below to be less than the correlative ratio indicated:

Period	Minimum Fixed Charge Coverage Ratio
1st Fiscal Quarter, 2003	1.15	x
2nd Fiscal Quarter, 2003	0.75	x
3rd Fiscal Quarter, 2003	0.70	x
4th Fiscal Quarter, 2003	0.70	x
1st Fiscal Quarter, 2004	0.75	x
2nd Fiscal Quarter, 2004	0.75	x
3rd Fiscal Quarter, 2004	0.70	x
4th Fiscal Quarter, 2004	0.70	x
1st Fiscal Quarter, 2005 and thereafter	1.20	x

B.                                    Maximum Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2003, occurring during any period set forth below to exceed the correlative ratio indicated:

Period	Maximum Consolidated
1st Fiscal Quarter, 2003	6.40	x
2nd Fiscal Quarter, 2003	8.25	x
3rd Fiscal Quarter, 2003	9.95	x
4th Fiscal Quarter, 2003	10.40	x
1st Fiscal Quarter, 2004	10.25	x
2nd Fiscal Quarter, 2004	9.10	x
3rd Fiscal Quarter, 2004	8.65	x
4th Fiscal Quarter, 2004	8.00	x
1st Fiscal Quarter, 2005 and thereafter	3.00	x

C.                                    Minimum Consolidated EBITDA.  Company shall not permit Consolidated EBITDA for the consecutive four-Fiscal-Quarter period ending on the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2003, occurring during any period set forth below to be less than the correlative amount (the “Minimum EBITDA Amount”) indicated:

Quarter Ended	Minimum EBITDA Amount

1st Fiscal Quarter, 2003	$61,000,000
2nd Fiscal Quarter, 2003	31,000,000
3rd Fiscal Quarter, 2003	26,000,000
4th Fiscal Quarter, 2003	23,500,000
1st Fiscal Quarter, 2004	24,500,000
2nd Fiscal Quarter, 2004	27,500,000
3rd Fiscal Quarter, 2004	29,000,000
4th Fiscal Quarter, 2004	30,500,000
1st Fiscal Quarter, 2005 and thereafter	82,783,200

; provided that

(x)                                   the Minimum EBITDA Amount for the consecutive four-Fiscal-Quarter period ending at the last day of any Fiscal Quarter during any period set forth above shall be increased by an amount equal to 80% of the Acquired Business EBITDA of each Acquired Business whose Acquired Business Date falls during the period from and including the day following the Third Amended and Restated Credit Agreement Closing Date to and including the last day of such Fiscal Quarter; and

(y)                                 to the extent the amount of Consolidated EBITDA for the immediately preceding consecutive four-Fiscal-Quarter period exceeds the amount of EBITDA required to be maintained for such consecutive four-Fiscal-Quarter period pursuant to this subsection, an amount equal to 50% of such excess amount may be carried forward to (but only to) the then current Fiscal Quarter (any such amount to be certified to Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such consecutive four-Fiscal-Quarter period).

For purposes of this subsection 7.6C, the following terms have the following meanings:

“Acquired Business” means any business acquired (whether through the purchase of assets or shares of capital stock) by Company or any of its Subsidiaries after the Second Amended and Restated Credit Agreement Closing Date.

“Acquired Business Date” means, with respect to any Acquired Business, the date of consummation of the acquisition thereof by Company or any of its Subsidiaries.

“Acquired Business EBITDA” means, with respect to any Acquired Business, (x) the consolidated net income of such Acquired Business for the consecutive four-Fiscal-Quarter period ended on or most recently prior to its Acquired Business Date and with respect to which financial statements are available on the Acquired Business Date plus (y) to the extent deducted in determining such consolidated net income for such period, the sum of (i) consolidated interest expense, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) any extraordinary or non-recurring losses, and (vi) any non-cash items minus (z) to the extent included in such consolidated net income, extraordinary gains.

D.                                    Minimum Interest Coverage Ratio.  Company shall not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2003, occurring during any period set forth below to be less than the correlative ratio indicated:

Period	Minimum Interest Coverage Ratio

1st Fiscal Quarter, 2003	1.95	x
2nd Fiscal Quarter, 2003	1.30	x
3rd Fiscal Quarter, 2003	1.05	x
4th Fiscal Quarter, 2003	1.00	x
1st Fiscal Quarter, 2004	1.05	x
2nd Fiscal Quarter, 2004	1.15	x
3rd Fiscal Quarter, 2004	1.20	x
4th Fiscal Quarter, 2004	1.30	x
1st Fiscal Quarter, 2005 and thereafter	3.00	x

E.                                      Maximum Net Senior Debt Ratio.  Company shall not permit the Net Senior Debt Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2003, occurring during any period set forth below to be more than the correlative ratio indicated:

Period	Maximum Net Senior Debt Ratio

1st Fiscal Quarter, 2003	4.75	x
2nd Fiscal Quarter, 2003	5.05	x
3rd Fiscal Quarter, 2003	6.05	x
4th Fiscal Quarter, 2003	6.15	x
1st Fiscal Quarter, 2004	6.20	x
2nd Fiscal Quarter, 2004	5.50	x
3rd Fiscal Quarter, 2004	5.20	x
4th Fiscal Quarter, 2004	4.75	x
1st Fiscal Quarter, 2005 and thereafter	3.00	x”

F.                                      Subsection 7.8(i) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(i)                               Company will not, and will not permit any of its Subsidiaries to, make or commit to make Consolidated Capital Expenditures in any Fiscal Year, except Consolidated Capital Expenditures which do not aggregate in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures

Fiscal Year ending December 31, 2003	$5,000,000
Fiscal Year ending December 31, 2004	$5,000,000
Fiscal Year ending December 31, 2005	$7,000,000

provided that (a) if the aggregate amount of Consolidated Capital Expenditures actually made in any such Fiscal Year shall be less than the limit with respect thereto set forth above (before giving effect to any increase therein pursuant to this proviso) (the “Base Amount”), then the amount of such shortfall (up to an amount equal to 50% of the Base Amount for such Fiscal Year, without giving effect to this proviso) may be added to the amount of such Consolidated Capital Expenditures permitted for the immediately succeeding Fiscal Year and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to Company and its Subsidiaries using the amount of capital expenditures permitted by this section in such succeeding Fiscal Year, without giving effect to such carryforward and (b) for any Fiscal Year (or portion thereof) following any acquisition of a business (whether through the purchase of assets or of shares of capital stock) permitted under subsection 7.7, the Base Amount for such Fiscal Year (or portion) shall be increased, for each such acquisition, by an amount equal to the product of (A) the lesser of (x) $5,000,000 and (y) 4% of revenues of the business acquired in such acquisition for the period of four Fiscal Quarters most recently ended on or prior to the date of such Business Acquisition multiplied by (B) (x) in the case of any partial Fiscal Year, a fraction, the numerator of which is the number of days remaining in such Fiscal Year after the date of such Business Acquisition and the denominator of which is 365 (or 366 in a leap year), and (y) in the case of any full Fiscal Year, 1 and provided further that the Company may make Consolidated Capital Expenditures in respect of the Refurbishment Project for Fiscal Year 2003 in an additional amount not to exceed $4,000,000.”

1.5                               Amendment to Section 8:  Events of Default

Section 8 of the Credit Agreement is hereby amended by adding an “or” and the following new subsection 8.14 immediately after subsection 8.13 as follows:

“8.14   SAG Sale.

(i) The SAG Stock Purchase Agreement shall have been terminated without consummation of the SAG Sale; or (ii) Company shall have failed to receive at least $130,000,000 in proceeds from the SAG Sale and applied such proceeds to prepayment of the Loans as set forth in subsection 2.4B on or prior to June 30, 2003.”

Section 2.                                          CONSENT TO APPOINTMENT OF SUCCESSOR ADMINISTRATIVE AGENT

Bank One, NA has informed Company and Lenders of its resignation as Administrative Agent.  In accordance with subsection 9.3 of the Credit Agreement, the undersigned, constituting Requisite Lenders, and Company hereby consent to the appointment of either U.S. Bancorp or CSFB as successor Administrative Agent (in such capacity, the “Approved Successor”), such appointment to become effective immediately upon the later of the acceptance by an Approved Successor of such appointment and the Third Amendment Effective Date.  Such consent by Requisite Lenders and Company shall be effective after the acceptance of such appointment by either Approved Successor if such Approved Successor thereafter resigns and the other Approved Successor accepts such appointment.  Upon such acceptance, (a) the Approved Successor accepting such appointment shall (i) promptly notify Lenders and Company of such acceptance and (ii) succeed to and become vested with all the rights, power, privileges and duties of Administrative Agent as provided in the Credit Agreement and the other Loan Documents, and (b) Bank One NA or the other Approved Successor, if such other Approved Successor has previously succeeded Bank One NA as Administrative Agent, shall be discharged from its duties and obligations as Administrative Agent.

Section 3.                                          CONSENT TO SALE OF SPECIALTY AVIONICS GROUP

Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of Company herein contained, Lenders hereby (i) consent to the SAG Sale, (ii) agree to the release of related Liens and Guaranties by Administrative Agent and (iii) agree that subsection 7.7 of the Credit Agreement is hereby amended to permit the SAG Sale; provided that (a) the SAG Sale shall be consummated and the Net

Asset Sale Proceeds thereof applied to prepay Loans on or before June 30, 2003; (b) the Net Asset Sale Proceeds received by the Company shall be Cash in an amount not less than $130,000,000; (c) such Net Asset Sale Proceeds shall be applied in accordance with subsection 2.4B of the Credit Agreement; and (d) a certified copy of the executed SAG Stock Purchase Agreement is delivered to Syndication Agent.

Section 4.                                          CONDITIONS TO EFFECTIVENESS

Sections 1, 2 and 3 of this Amendment shall become effective only upon the satisfaction on or prior to March 31, 2003 of all of the following conditions precedent and the conditions set forth in Section 7E hereof (the date of satisfaction of such conditions being referred to herein as the “Third Amendment Effective Date”):

A.                                    On or before the Third Amendment Effective Date, Company shall deliver to Lenders (or to Syndication Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Third Amendment Effective Date:

1                                          Resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of this Amendment, certified as of the Third Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

2                                          Signature and incumbency certificates of its officers executing this Amendment;

3                                          Executed originals of this Amendment, executed by Company and by each Subsidiary Guarantor; and

4                                          Certified copy of the SAG Stock Purchase Agreement.

B.                                    Lenders shall have received originally executed copies of one or more favorable written opinions of Davis Polk & Wardwell, Spolin Silverman Cohen & Bartlett LLP and other counsel reasonably acceptable to the Agents, each counsel for Company, in form and substance reasonably satisfactory to Syndication Agent and its counsel, dated as of the Third Amendment Effective Date and setting forth, collectively, substantially the matters in the opinions designated in Annex A to this Amendment.

C.                                    All documents executed or submitted in connection with the transactions contemplated hereby by or on behalf of Company or any of its Subsidiaries shall be reasonably satisfactory in form and substance to Agents and their counsel; Agents and their counsel shall have received all information, approvals, opinions, documents or instruments that Agents or their counsel shall have reasonably requested.

Section 5.                                          COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Company represents and warrants to each

Lender that the following statements are true, correct and complete on and as of the Third Amendment Effective Date:

A.                                    Corporate Power and Authority.  Each of Company and its Subsidiaries has all requisite corporate power and authority to enter into this Amendment and the SAG Stock Purchase Agreement and to carry out the transactions contemplated by, and perform its obligations under, (i) the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and (ii) the SAG Stock Purchase Agreement.

B.                                    Authorization of Agreements.  The execution and delivery of this Amendment and by the SAG Stock Purchase Agreement and the performance of the Amended Agreement and by the SAG Stock Purchase Agreement have been duly authorized by all necessary corporate action on the part of each of Company and its Subsidiaries.

C.                                    No Conflict.  The execution, delivery and performance by each of Company and each of its Subsidiaries of this Amendment and the SAG Stock Purchase Agreement, and the performance by Company of the Amended Agreement and the SAG Stock Purchase Agreement do not and will not (i) violate any provision of (x) any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries where such violations in the aggregate have had or could reasonably be expected to have a Material Adverse Effect, (y) the Certificate or the Articles of Incorporation or Bylaws of Parent, Company or any of Company’s Subsidiaries or (z) any order, judgment or decree of any court or other agency of government binding on Company or any of Company’s Subsidiaries where such violations in the aggregate have had or could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under any Contractual Obligation of Parent, Company or any of its Subsidiaries where such conflict, breach or default in the aggregate have had or could reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of Company’s Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of or consent of any Person under any Contractual Obligation of Parent, Company or any of Company’s Subsidiaries, except for this Amendment and such approvals or consents the failure of which to obtain has not had and could not reasonably be expected to have a Material Adverse Effect.

D.                                    Governmental Consents.  The execution, delivery and performance by each of Company and each of its Subsidiaries of this Amendment and the SAG Stock Purchase Agreement and the performance by Company of the Amended Agreement and the SAG Stock Purchase Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than any such registrations, consents, approvals, notices or other actions (x) that have been made, obtained or taken on or prior to the date on which such registrations, consents, approvals, notices or other actions are required to be made, obtained or taken, as the case may be, and are in full force and effect or (y) the failure of which to make, obtain or take has not had and could not reasonably be expected to have a Material Adverse Effect.

E.                                      Binding Obligation.  Each of this Amendment, the SAG Stock Purchase Agreement and the Amended Agreement has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

F.                                      Incorporation of Representations and Warranties From Credit Agreement.  The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G.                                    Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

Section 6.                                          ACKNOWLEDGEMENT AND CONSENT

Each of Parent and the Subsidiary Guarantors (each a “Guarantor”) is a party to a Guaranty and each such Guarantor has guarantied the Obligations.

Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment.  Each Guarantor hereby confirms that the Guaranty to which it is a party or otherwise bound will continue to guaranty to the fullest extent possible the payment and performance of all “Guarantied Obligations” as such term is defined in the applicable Guaranty, including without limitation the payment and performance of all such “Guarantied Obligations” in respect of the Obligations of Company now or hereafter existing under or in respect of the Amended Agreement.

Each Guarantor (a) acknowledges and agrees that the Guaranty to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment;  (b) represents and warrants that all representations and warranties contained in the Amended Agreement and in the Guaranty to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date; and (c) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

Section 7.                                          MISCELLANEOUS

A.                                    Effect of Amendment.  Reference to and effect on the Credit Agreement and the other Loan Documents.

(i)                                     On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii)                                  On and after the Third Amendment Effective Date, each reference in the other Loan Documents to the “Lenders,” “Commitments,” or words of like import shall mean and be a reference to the Lenders and Commitments as amended by this Agreement.

(iii)                               Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iv)                              The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agents or any Lender under, the Credit Agreement or any of the other Loan Documents.

B.                                    Fees and Expenses.  Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Agents and their counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

C.                                    Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D.                                    Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

E.                                      Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Amendment (other than the provisions of Sections 1, 2 and 3 hereof, the effectiveness of which is governed by Section 4 hereof) shall become effective upon the execution of a counterpart hereof by Company, Requisite Lenders, Lenders holding at least 51% of the Term Loans, Syndication Agent and the Guarantors and receipt by Company and Agents of written or telephonic notification of such execution and authorization of delivery thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DECRANE AIRCRAFT HOLDINGS, INC., a Delaware corporation

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

AEROSPACE DISPLAY SYSTEMS, LLC., a Delaware limited liability company (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

AUDIO INTERNATIONAL, INC., an Arkansas corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

AVTECH CORPORATION, a Washington corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

CARL F. BOOTH & CO., LLC, a Delaware limited liability company (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

CUSTOM WOODWORK & PLASTICS, LLC., a Delaware limited liability company (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

DAH-IP HOLDINGS, INC., a Delaware corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

DAH-IP INFINITY, INC., a Delaware corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

DECRANE AIRCRAFT FURNITURE CO., L.P., a Texas limited partnership By: DAH-IP Holdings, Inc., a Delaware corporation, its General Partner (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

DECRANE AIRCRAFT SEATING COMPANY, INC., a Wisconsin corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

DECRANE CABIN INTERIORS, LLC, a Delaware limited liability company (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

HOLLINGSEAD INTERNATIONAL, INC., a California corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

PATS, INC., a Maryland corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

PCI NEWCO., INC., a Kansas corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

PPI HOLDINGS, INC., a Kansas corporation(for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

PRECISION PATTERN, INC., a Kansas corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

THE INFINITY PARTNERS, LTD., a Texas limited partnership
by: DAH-IP Holdings, Inc., a Delaware limited partnership, its general partner (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

TRI-STAR ELECTRONICS INTERNATIONAL, INC., a California corporation (for purposes of Section 6 only) as a Subsidiary Guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

DECRANE HOLDINGS CO., a Delaware corporation (for purposes of Section 6 only) as a guarantor

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Assistant Secretary

CREDIT SUISSE FIRST BOSTON (successor to DLJ Capital Funding, Inc.), as a Lender and as Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

BANK ONE, NA, as a Lender

By:
Name:
Title:

U.S. BANCORP, as a Lender

By:
Name:
Title:

ANNEX A

MATTERS TO BE COVERED IN OPINION OF COUNSEL TO COMPANY

1.                                       Company has been duly incorporated, and is validly existing in good standing under the laws of the State of Delaware with corporate power to own its properties and assets, to enter into the Amendment and to perform its obligations under the Amendment.

2.                                       The execution, delivery and performance of the Amendment by Company have been duly authorized by all necessary corporate action on the part of Company, the Amendment has been duly executed and delivered by Company, and the Amendment and the Amended Agreement constitute the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3.                                       Company’s execution and delivery of the Amendment and the consummation of the transactions contemplated by the Amendment do not and will not (i) violate the Certificate of Incorporation or By-laws of Parent or of Company, (ii) violate, breach or result in a default under any existing obligation of Parent or of Company under any other agreement, (iii) breach or otherwise violate any existing obligation of Company under any order, judgment or decree of any New York, California or federal court or Governmental Authority binding on Company or (iv) violate any New York, California or federal statute or regulation.

4.                                       No governmental consents, approvals, authorizations, registrations, declarations or filings are required by Company in connection with the execution and delivery by Company of the Amendment, and the performance by Company of the Amended Agreement.

A-1